SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)


                        Aries Maritime Transport Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G0474B105
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                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [  ]  Rule 13d-1(b)

           [  ]  Rule 13d-1(c)

           [X]  Rule 13d-1(d)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G0474B105

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Aries Energy Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of the Marshall Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     14,856,877 (1)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     14,856,877 (1)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,856,877 (1) (2)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     52%

12.  TYPE OF REPORTING PERSON

     CO

(1) Aries Energy Corporation, a Marshall Islands corporation, beneficially owns such shares through its wholly owned indirect subsidiary Rocket Marine Inc., which is also a Marshall Islands corporation. Mons Bolin and Captain Gabriel Petridis each own 50% of the issued and outstanding capital stock of Aries Energy Corporation. Each of Aries Energy Corporation, Mons Bolin and Captain Gabriel Petridis disclaims beneficial ownership of such shares.

(2) Includes an aggregate of 90,000 shares issued to Rocket Marine as the nominee of Mons S. Bolin and Captain Gabriel Petridis for shares issued under the Company's 2005 Equity Incentive Plan, which are subject to applicable vesting.
--------------------------------------------------------------------------------

CUSIP No. G0474B105

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Rocket Marine Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of the Marshall Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     14,856,877 (1)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     14,856,877 (1)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,856,877 (1) (2)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     52%

12.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. G0474B105

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     New Universal Properties Corp.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Panama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     40,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     40,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     40,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.1%

12.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. G0474B105

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Mons S. Bolin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Sweden

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     14,896,877 (1) (3)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     14,896,877 (1) (3)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,896,877 (1) (2) (3)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     52%

12.  TYPE OF REPORTING PERSON

     IN

(3) Includes 40,000 common shares beneficially owned by New Universal Properties Corp., of which Mr. Bolin is the control person.

CUSIP No.   G0474B105

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Captain Gabriel Petridis

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Greece

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     14,856,877 (1)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     14,856,877 (1)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,856,877 (1) (2)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     52%

12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No.   G0474B105

Item 1(a).  Name of Issuer:

            Aries Maritime Transport Limited
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Aries Energy Corporation
            Rocket Marine Inc.
            New Universal Properties Corp.
            Mons S. Bolin
            Captain Gabriel Petridis
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business address for each of Aries Energy Corporation, Rocket Marine, Inc. and Messrs. Bolin and Gabriel is:
            18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece

            The principal business address for New Universal Properties Corp.
            is:
            c/o Seward & Kissel LLP
            One Battery Park Plaza
            New York, NY 10004
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Aries Energy Corporation: Republic of the Marshall Islands
            Rocket Marine Inc.: Republic of the Marshall Islands
            New Universal Properties Corp.: Panama
            Mons S. Bolin: Sweden
            Captain Gabriel Petridis: Greece
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            G0474B105
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

     (k)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

     14,856,877 shares are beneficially owned by Rocket Marine Inc., a Marshall Island corporation and a wholly owned indirect subsidiary of Aries Energy Corporation, which is also a Marshall Islands corporation. Mons Bolin and Captain Gabriel Petridis each own 50% of the issued and outstanding capital stock of Aries Energy Corporation. Each of Aries Energy Corporation, Mons Bolin and Captain Gabriel Petridis disclaims beneficial ownership of such shares. Included in this amount is an aggregate of 90,000 shares issued to Rocket Marine as the nominee of Mons S. Bolin and Captain Gabriel Petridis for shares issued under the Company's 2005 Equity Incentive Plan, which are subject to applicable vesting.

     40,000 shares are beneficially owned by New Universal Properties Corp., of which Mr. Bolin is the control person.

          ----------------------------------------------------------------------

     (b)  Percent of class:

          Aries Energy Corporation: 52%
          Rocket Marine Inc.: 52%
          New Universal Properties Corp: 0.1%
          Mons S. Bolin: 52%
          Captain Gabriel Petridis: 52%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                0

          (ii)  Shared power to vote or to direct the vote

                Aries Energy Corporation: 14,856,877
                Rocket Marine Inc.: 14,856,877
                New Universal Properties Corp.: 40,000
                Mons S. Bolin: 14,896,877
                Captain Gabriel Petridis: 14,856,877

          (iii) Sole power to dispose or to direct the disposition of
                0

          (iv)  Shared power to dispose or to direct the disposition of

                Aries Energy Corporation: 14,856,877
                Rocket Marine Inc.: 14,856,877
                New Universal Properties Corp.: 40,000
                Mons Bolin: 14,896,877
                Captain Gabriel Petridis: 14,856,877


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2009


ARIES ENERGY CORPORATION




By: /s/ Mons S. Bolin
    -----------------
Name: Mons S. Bolin
Title: Director


ROCKET MARINE INC.




By: /s/Captain Gabriel Petridis
    ---------------------------
Name: Captain Gabriel Petridis
Title: Sole Director


New Universal Properties Corp.




By: /s/ Mons S. Bolin
    -----------------
Name: Mons S. Bolin
Title:  General Attorney


/s/Mons S. Bolin
----------------------------
Mons S. Bolin


/s/ Captain Gabriel Petridis
----------------------------
Captain Gabriel Petridis





Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                   Exhibit 99.1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on
Schedule 13G with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such
Schedule 13G.


Date: February 17, 2009

ARIES ENERGY CORPORATION


By: /s/ Mons S. Bolin
    -----------------
Name: Mons S. Bolin
Title: Director


ROCKET MARINE INC.


By: /s/Captain Gabriel Petridis
    ---------------------------
Name: Captain Gabriel Petridis
Title: Sole Director


New Universal Properties Corp.


By: /s/ Mons S. Bolin
    -----------------
Name: Mons S. Bolin
Title:  General Attorney


/s/Mons S. Bolin
----------------------------
Mons S. Bolin


/s/ Captain Gabriel Petridis
----------------------------
Captain Gabriel Petridis



SK 23248 0002 964582 v2